Exhibit 99.1

Bulldog Technologies Appoints Vice President of Sales to Drive Revenues
Richard Booth to Drive Next Phase of Growth

RICHMOND, British Columbia, Canada, December 21, 2004 – Bulldog Technologies Inc. (OTC BB: BLLD), a leading provider of wireless cargo security solutions, today announced that Richard Booth has been appointed Vice President Sales.

As a sales veteran of 19 years, Richard Booth joins Bulldog Technologies as Vice President of Sales after having spent the last 6 years building and growing his enterprise sales consultancy business with a clientele of both technology start-ups and high profile multinational companies, including Cisco, 3COM, HP, and Computer Associates. During this time Richard was instrumental in establishing sales processes and assisting in stimulating sales growth. Previously, he worked in continuously senior sales and sales management roles with Smallword Systems, Accugraph Corporation as well as Nortel Networks. Richard has a BA from North Carolina State University.

With Bulldog’s plan for accelerated growth in both direct and distribution sales, Richard will be focused on building the Company’s sales infrastructure, and advancing Bulldog’s industry-leading wireless cargo security solution sales strategies.

“Richard’s outstanding track record in sales as well as in building and managing sales teams over the last 19 years will help to bring Bulldog to the next level. Richard will call on his extensive background in growing technology companies to drive growth to new levels as we expand our sales activities,” said James McMillan, Chief Operating Officer, Bulldog Technologies.

About Bulldog Technologies

Bulldog Technologies, Inc., a leading provider of wireless cargo security solutions, researches, develops, and manufactures real-time, comprehensive monitoring and intrusion detection BOSSTM (Bulldog Online Security Solution) devices for use in the cargo transportation and storage industry. Bulldog’s systems allow dispatchers, security personnel, emergency response teams and cargo transport drivers to monitor valuable cargo during the transport, storage and delivery process. In contrast to radio-frequency tags, Bulldog’s proprietary technology employs a monitoring system that detects suspicious activity on a real-time basis. Thus, their technology can prevent the illegal entry of port storage cargo containers and theft of mobile or in-transit shipping containers.

For further information, visit Bulldog on the Web at www.bulldog-tech.com.

Press Contact:	Investor Contact:
Jan Roscovich PR Director Bulldog Technologies Inc. (604) 271-8656 jroscovich@bulldog-tech.com	Aurelius Consulting Group Jeff Wadley (888) 451-5721 (407) 644-4256 jeff@aurcg.com